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                                                                   EXHIBIT 10.13


                             [FIREPOND LETTERHEAD]


February 19, 1999


John Keighley
Diependaalselaan 317
1215 KG Hilversum
The Netherlands

Re: FirePond Offer of Employment

Dear John:

On behalf of FirePond Europe BV, a Netherlands corporation (the "Company"), I am pleased to extend to you an offer of employment on the following terms and conditions:

         Your title shall be Financial Director of Europe & Asia, based in the Netherlands, and you shall report operationally to Graham Williams, Senior Vice President and Managing Director of Europe & Asia and functionally to Paul McDermott, corporate CFO. Your start date shall be discussed and mutually agreed (the "Commencement Date").

         Your fixed base annual salary will be 190,000 DGL including vacation and expense allowances, paid in accordance with the Company's normal monthly payroll practices, plus 10,000 DGL per annum covering international school fees. You shall be entitled to an incentive plan with an annual on-target achievement of 50,000 DGL based on revenue, margin and DSO objectives. The goals will be mutually established and this plan will be formalized within 30 days of employment.

         You will receive 25 days pro-rated vacation commencing your first year of employment and 25 days per year thereafter.

         You shall be entitled to 30,000 stock options. Current exercise price is $2.63 per share to be vested in equal annual installments over four years in accordance with the FirePond Incorporated 1997 Stock Plan.

         As a company employee you are also eligible to receive the Company's standard pension and insurance benefits plus a company car/allowance of
         2.000 DGL per month.

         I have enclosed our Employee Agreement regarding Inventions, Confidentiality, and Non-Competition. If you accept this offer, please return to myself, a signed copy of this agreement prior to your accepted date of employment.

         This offer of employment is subject to your meeting with Paul McDermott and satisfactory references.


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Page 2
February 19, 1999

         To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to myself. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

         We look forward to working with you at FirePond.


Yours sincerely,


FirePond Europe BV



/s/ Graham Williams
-------------------------------------------
Graham Williams
Senior Vice President and Managing Director
of Europe & Asia



                                        ACCEPTED AND AGREED TO THIS
                                        3rd Day of March, 1999


                                        /s/ John Keighley
                                        ----------------------------------------
                                        John Keighley


Enclosures:  Duplicate Original Letter
             Employee Agreement regarding Inventions, Confidentiality and Non-Competition